EXHIBIT 99.1

Eagle Bancorp Increases Quarterly Cash Dividend, Announces Year End and Fourth Quarter Earnings

HELENA, Mont., July 16, 2009 (GLOBE NEWSWIRE) -- Eagle Bancorp ("Eagle" or "the Company") (OTCBB:EBMT), the stock holding company of American Federal Savings Bank (the "Bank"), reported net income of $2,388,000, or $2.23 per share ($1.96 per share diluted), for the year ended June 30, 2009, and announced an increase in its cash dividend to $0.26 per share. These earnings represent an increase of $278,000, or 13.2%, compared to $2,110,000 for the year ended June 30, 2008. Earnings for the quarter ended June 30, 2009 were $905,000, or $0.84 per share ($0.74 per share diluted), an increase of 1.8% compared to $889,000 for the quarter ended June 30, 2008.

Eagle's quarterly cash dividend of $0.26 per share for the fourth quarter of Eagle's fiscal year represents an increase of $0.005 per share, or 1.96%, over the previous quarter's dividend. The dividend is payable August 28, 2009 to shareholders of record at the close of business on August 7, 2009.

"We are pleased with our strong financial performance and that we have again been able to increase the dividend to our stockholders. I am also pleased that our asset quality remains strong during a period when other parts of the country are experiencing a difficult lending environment," said CEO Peter Johnson.

The increase in net income for the year ended June 30, 2009 was the result of an increase in net interest income after loan loss provision of $1.365 million and an increase in noninterest income of $775,000, offset by an increase in noninterest expense of $1.50 million. Eagle's tax provision was $362,000 higher in 2009. Eagle's return on assets was 0.84% and its return on equity was 8.94%, compared with 0.80% and 8.49%, respectively, for the year ended June 30, 2008.

The increase in noninterest income of $775,000 for the year ended June 30, 2009 was due to an increase in gain on sale of loans of $1.415 million partially offset by additional recognized loss on Freddie Mac and Fannie Mae preferred stock of $785,000 that is accounted for under Statement of Financial Accounting Standard (SFAS) No. 159 "Fair Value Option for Financial Assets and Financial Liabilities". The preferred stock of Freddie Mac and Fannie Mae currently held by the Company is valued at $25,000, or 0.009 percent, of total assets as of June 30, 2009.

The increase in noninterest expense of $1.5 million for the year ended June 30, 2009 was due to increases in salaries and employment benefits of $446,000 for merit raises and incentive pay related to loan originations and a slightly larger staff, an increase in the Bank's FDIC deposit insurance premium of $287,000 due to an increase in the base assessment and an industry wide special assessment, an increase in the amortization of mortgage servicing rights of $285,000 due to prepayment of loans experienced as a result of significant refinance activity, and an increase in marketing expense of $101,000. Other items, within noninterest expense, experienced mostly modest increases due to inflationary items and other various factors.

Total assets increased $9.80 million, or 3.50%, to $289.71 million at June 30, 2009 from $279.91 million at June 30, 2008. Loans receivable decreased $952,000 or .57%, to $167.20 million from $168.15 million. Investment securities available-for-sale increased to $82.26 million from $78.42 million. Deposits increased $8.35 million, or 4.67%, to $187.20 million from $178.85 million. Advances and other borrowings decreased $1.17 million, or 1.71%, to $67.06 million from $68.22 million. Total stockholders' equity increased $2.16 million, or 8.42%, to $27.79 million at June 30, 2009 from $25.63 million at June 30, 2008. This was the result of net income for the period of $2.388 million and a decrease in accumulated other comprehensive loss of $240,000 (mainly due to a decrease in net unrealized loss on securities available-for-sale). These were partially offset by treasury stock purchases and dividends paid.

For the fourth quarter, the increase in net income of $16,000 was the result of a decrease in net interest income after loan loss provision of $122,000, and an increase in noninterest expense of $560,000 offset by an increase in noninterest income of $781,000. Eagle's tax provision was $83,000 higher for the quarter. Eagle's fourth quarter annualized return on assets was 1.24% and its annualized return on equity was 13.39%, compared with 1.30% and 13.83%, respectively, for the same quarter in 2008.

For the quarter ended June 30, 2009, total interest and dividend income increased $45,000 to $3.760 million from $3.715 million for the quarter ended June 30, 2008. This was due primarily to increases in interest and fees on loans of $21,000 and interest on securities available-for-sale of $41,000. Total interest expense decreased $159,000 to $1.441 million for the quarter ended June 30, 2009 from $1.60 million for the quarter ended June 30, 2008. Interest on deposits decreased $236,000 while interest on borrowings increased $77,000.

Relatively favorable economic conditions continued during the fiscal year in southwestern Montana where the Bank conducts its principal banking operations. During the year, Eagle has maintained its asset quality. Montana's unemployment rate also remains relatively low at 6.3 percent versus the U.S. unemployment rate of 9.4 percent, as reported by the Bureau of Labor Statistics at the end of May 2009. In addition the unemployment rate is only 4.0 percent for Lewis and Clark County where a majority of the Bank's loans are located. Thus far, the significant difficulties in other markets with regard to housing have not been felt as acutely in the Bank's markets. RealtyTrac(r) ranks Montana 48th among all states for single family residential foreclosures at the end of May 2009.

American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle's common stock trades on the OTC Bulletin Board under the symbol "EBMT." Eagle is a subsidiary of Eagle Financial MHC, a federal mutual holding company formed in 2000, which owns approximately 60.3% of Eagle Bancorp's common stock.

This release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.

Financial highlights for Eagle Bancorp follow.

 EAGLE BANCORP AND SUBSIDIARY
 (consolidated)
 (Dollars in Thousands)
                                              June 30,       June 30,
                                                2009           2008
                                            (Unaudited)     (Audited)
 ASSETS
 Cash and due from banks                    $    2,487     $    3,541
 Interest-bearing deposits with banks              224            549
 Federal funds sold                              3,617             --
                                            -----------    -----------
 Total cash and cash equivalents                 6,328          4,090

 Securities available-for-sale, at market
  value                                         82,263         78,417
 Securities held-to-maturity, at cost              375            697
 Preferred stock - SFAS 159, at market
  value                                             25          1,321
 Federal Home Loan Bank stock, at cost           2,000          1,715
 Investment in Eagle Bancorp Statutory
  Trust I                                          155            155
 Mortgage loans held-for-sale                    5,349          7,370
 Loans receivable, net of deferred loan
  fees and allowance for loan losses of
  $525 at June 30, 2009 and $300 at
  June 30, 2008                                167,197        168,149
 Accrued interest and dividends receivable       1,399          1,426
 Mortgage servicing rights, net                  2,208          1,652
 Premises and equipment, net                    13,761          8,080
 Cash surrender value of life insurance          6,496          6,285
 Real estate acquired in settlement of
  loans, net of allowance for losses                --             --
 Other assets                                    2,153            550
                                            -----------    -----------

         Total assets                       $  289,709     $  279,907
                                            ===========    ===========

 LIABILITIES
 Deposit accounts:
     Noninterest bearing                        14,247         14,617
     Interest bearing                          172,952        164,234
                                            -----------    -----------
         Total deposits                        187,199        178,851

 Accrued expenses and other liabilities          2,507          2,045
 Federal funds purchased                            --          3,000
 FHLB advances and other borrowings             67,056         65,222
 Subordinated debentures                         5,155          5,155
                                            -----------    -----------
         Total liabilities                     261,917        254,273

 EQUITY
 Preferred stock (no par value, 1,000,000
  shares authorized, none issued or
  outstanding)                                      --             --
 Common stock (par value $0.01 per share;
  9,000,000 shares authorized; 1,223,572
  shares issued; 1,075,312 and 1,076,072
  shares outstanding at June 30, 2009 and
  June 30, 2008, respectively)                      12             12
 Additional paid-in capital                      4,564          4,487
 Unallocated common stock held by employee
  stock ownership plan ("ESOP")                    (18)           (55)
 Treasury stock, at cost (148,260 and
  147,500 shares at June 30, 2009 and
  June 30, 2008, respectively)                  (5,034)        (5,013)
 Retained earnings                              28,850         27,025
 Accumulated other comprehensive loss             (582)          (822)
                                            -----------    -----------
         Total equity                           27,792         25,634

         Total liabilities and equity       $  289,709     $  279,907
                                            ===========    ===========

                       EAGLE BANCORP AND SUBSIDIARY
                    Consolidated Statements of Income

                (In Thousands, except for Per Share Data)

                             Three Months Ended   Twelve Months Ended
                                  June 30,              June 30,
                                (unaudited)           (unaudited)
                           --------------------- ---------------------
                              2009       2008       2009       2008
                           ---------- ---------- ---------- ----------
 Interest and Dividend
  Income:
 Interest and fees on
  loans                       $2,757     $2,736    $11,411    $10,905
 Securities available-
  for-sale                       994        953      3,893      3,071
 Securities held-to-
  maturity                         5          8         20         34
 Trust preferred
  securities                       2          2          9          9
 FHLB dividends                   (5)         7         --         16
 Interest on deposits
  with banks                       7          9         15         63
                           ---------- ---------- ---------- ----------
     Total interest and
      dividend income          3,760      3,715     15,348     14,098
                           ---------- ---------- ---------- ----------

 Interest Expense:
 Deposits                        699        935      3,161      4,387
 Advances and other
  borrowings                     665        588      2,645      1,966
 Subordinated debentures          77         77        309        309
                           ---------- ---------- ---------- ----------
     Total interest
      expense                  1,441      1,600      6,115      6,662
                           ---------- ---------- ---------- ----------

 Net Interest Income           2,319      2,115      9,233      7,436
 Loan loss provision             151       (175)       257       (175)
                           ---------- ---------- ---------- ----------
 Net interest income after
  loan loss provision          2,168      2,290      8,976      7,611
                           ---------- ---------- ---------- ----------

 Noninterest income:
 Demand deposit service
  charges                        195        164        745        711
 Net gain on sale of loans       946        255      2,216        801
 Mortgage loan servicing
  fees                           221        136        628        542
 Net gain (loss) on sale of
  available-for-sale
  securities                      (3)        --         54         72
 Net gain (loss) on
  securities FAS 159               7         38     (1,296)      (511)
 Other                           167        159        652        609
                           ---------- ---------- ---------- ----------
     Total noninterest
      income                   1,533        752      2,999      2,224
                           ---------- ---------- ---------- ----------

 Noninterest expense:
 Salaries and employee
  benefits                     1,109      1,013      4,411      3,965
 Occupancy expenses              170        136        627        537
 Furniture and equipment
  depreciation                    63         71        273        281
 In-house computer expense        92         77        370        297
 Marketing expense               126        108        394        293
 Amortization of mtg
  servicing fees                 220         89        598        313
 Federal insurance
  premiums                       237          5        307         20
 Postage                          42         20        151         99
 Legal, accounting, and
  examination fees                58         51        231        220
 Consulting fees                  32         44        114        116
 ATM processing                   17         16         62         56
 Other                           241        217      1,025        866
                           ---------- ---------- ---------- ----------
     Total noninterest
      expense                  2,407      1,847      8,563      7,063
                           ---------- ---------- ---------- ----------

 Income before provision
  for income taxes             1,294      1,195      3,412      2,772
                           ---------- ---------- ---------- ----------

 Provision for income
  taxes                          389        306      1,024        662
                           ---------- ---------- ---------- ----------

 Net income                     $905       $889     $2,388     $2,110
                           ========== ========== ========== ==========

 Basic earnings per share      $0.84      $0.83      $2.23      $1.97
                           ========== ========== ========== ==========

 Diluted earnings per
  share                        $0.74      $0.73      $1.96      $1.74
                           ========== ========== ========== ==========

 Weighted average shares
  outstanding (basic eps)  1,072,252  1,069,027  1,070,628  1,070,600
                           ========== ========== ========== ==========

 Weighted average shares
  outstanding
  (diluted eps)            1,220,512  1,215,912  1,218,785  1,214,186
                           ========== ========== ========== ==========

CONTACT:  Eagle Bancorp
          Peter J. Johnson, President and
           Chief Executive Officer
            (406) 457-4006
          Clint J. Morrison, Senior Vice President and
           Chief Financial Officer
            (406) 457-4007